EXHIBIT 23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements, and in the related prospectuses thereto, of our report dated March 30, 2012, except for Notes B, C, D, E and G, as to which the date is June 28, 2013, with respect to the consolidated financial statements of United Mortgage Trust, included in this Annual Report on Form 10-K/A as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011: Registration Statement (Form S-3) No. 333-136107.

/s/ Whitley Penn LLP

Dallas, Texas

June 28, 2013